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FOR IMMEDIATE RELEASE
Tuesday, March 21, 1995

ROPAK CORPORATION'S BOARD RESPONDS TO LINPAC TENDER OFFER

FULLERTON, California --- (NASDAQ/NMS Symbol: ROPK). ROPAK CORPORATION announced its Board of Directors has met and considered a tender offer by LINPAC Mouldings Limited of Birmingham, England to purchase any and all shares of Ropak's common stock for $11.00 per share in cash.

The ROPAK Board is substantially composed of parties having an interest in this transaction and is unable to take a position with respect to the tender offer. It was also determined Ropak will not seek to engage the services of an investment banker to evaluate LINPAC's tender offer. In reaching its decisions, Ropak's Board noted that LINPAC's tender offer is not subject to financing or minimum tender conditions.

Messrs. William H. Roper, Robert E. Roper and C. Richard Roper, founders, officers and directors of Ropak, have advised the Board they believe the offer is fair and individually recommend that stockholders give favorable consideration to accepting the offer.

William Roper said "Other officers, directors and senior management of Ropak have indicated they will accept the LINPAC tender offer".

LINPAC's most recent report to the Securities and Exchange Commission indicates that LINPAC beneficially owns 2,841,303 shares of ROPAK's common stock (assuming full exchange of preferred shares in ROPAK's Canadian subsidiary owned by LINPAC), or approximately 57.2%.

ROPAK is the leader or a major factor in markets for plastic shipping containers and returnable pallet-sized containers supplied by ten plants strategically located throughout the United States and Canada. ROPAK's products are widely used in agricultural, fishing, dairies and food processing as well as in the chemical, automotive, paint, petroleum and other industries.

Privately-held LINPAC manufactures a wide variety of plastic, paper and metal packaging products and operates approximately 50 manufacturing facilities (of which eight are located in the United States) with over 7,000 employees worldwide.

ROPAK Contact:
William H. Roper, Chairman
(714) 870-9757





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